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                                                                      EXHIBIT 11

                         VIRAGEN, INC. AND SUBSIDIARIES

                       COMPUTATION OF PER SHARE EARNINGS
                                  (UNAUDITED)

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
                                                 THREE MONTHS ENDED           NINE MONTHS ENDED
                                                      MARCH 31,                   MARCH 31,
                                              -------------------------   -------------------------
                                                 2001          2000          2001          2000
                                              -----------   -----------   -----------   -----------
BASIC AND DILUTED
  WEIGHTED AVERAGE COMMON SHARES............   96,560,408    79,935,730    93,916,218    76,143,632
                                              ===========   ===========   ===========   ===========
NET LOSS....................................  $(2,700,564)  $(3,653,227)  $(7,407,032)  $(9,025,326)
  Deduct required dividends on convertible
     preferred stock, Series A..............          663           663         1,988         1,988
  Deduct required dividends on redeemable
     preferred stock, Series I..............           --            --            --         2,699
                                              -----------   -----------   -----------   -----------
LOSS ATTRIBUTABLE TO COMMON STOCK...........  $(2,701,227)  $(3,653,890)  $(7,409,020)  $(9,030,013)
                                              ===========   ===========   ===========   ===========
BASIC AND DILUTED LOSS PER COMMON SHARE
  after deduction for required dividends on
  convertible preferred stock...............  $     (0.03)  $     (0.05)  $     (0.08)  $     (0.12)
                                              ===========   ===========   ===========   ===========
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